Exhibit 10.36

VeriSign Payment Services Merchant Services Agreement

V9.20.01

This Merchant Services Agreement (the “Agreement”) is entered into as of the date signed by Merchant (as defined herein) in the signature block below (the “Effective Date”) by and between VeriSign, Inc. having its principal place of business at 487 East Middlefield Road, Mountain View, California 94043, and the Merchant identified in the signature block at the end of this Agreement (“Merchant”), provided that Merchant does not modify this Agreement in any manner or form. In the event of modification hereto, such modification shall constitute a counter offer by Merchant to VeriSign and this Agreement shall not become effective as of the date signed by Merchant.

1	DEFINITIONS.

1.	“Financial Institution” shall mean one or more of Verisign’s pre-approved banks or financial institutions, which has agreed to evaluate and provide merchant accounts and payment authorization services to merchants.

2.	“Services” shall mean the VeriSign’s PayflowSM services used by Merchant, current descriptions can be found at the URL: http://www.verisign.com/payment/payflow.html for the Payflow Link services or http://www.verisign.com/payment/payflowpro.html for the Payflow Pro services.

3.	“Software” shall mean the object code version of VeriSign’s client Software Development Kit (“SDK”), HTML code, application programming interfaces (APIs), related documentation and other client software or code which VeriSign provides to Merchant, including updates, to enable VeriSign to provide the Services to Merchant. Unless otherwise specified, Software shall not include any source code. The Software is proprietary to VeriSign and is licensed to Merchant under a separate SDK License Agreement at the time of download.

4.	“Transaction” shall mean information related to the purchase of goods and services from Merchant by a third party. Specifically a Transaction is an authorization, delayed capture, sale or credit data transmission between VeriSign and its back end processors.

2	MERCHANT OBLIGATIONS.

A.	General Service Requirements. Merchant shall be solely responsible for:

1.	The establishment, hosting and maintenance of its Web site(s) and its connection to the Internet (the “Merchant Web Site(s)”), fulfilling all orders for products and services sold by Merchant to its users on the Merchant Web Site(s) or otherwise, including without limitation transmitting Merchant’s registration information and Transaction data to VeriSign servers via the VeriSign web site and ensuring that the data transmitted in conjunction with the Services and for enrollment for the Services is accurate, complete and in the form as requested by VeriSign, and is not corrupted due to Merchant’s systems. Merchant is also responsible for reviewing the Transactions in its account on a regular basis and notifying VeriSign promptly of suspected unauthorized activity through Merchant account;

2.	Displaying a web page to users purchasing products or services from Merchant that provides the user with an acknowledgement that a Transaction has been completed and secured by VeriSign (the “Acknowledgment Page”). Merchant agrees that in addition to Merchant’s branding on the Acknowledgement Page, the Acknowledgement Page will include the relevant VeriSign logo, provided by VeriSign to Merchant, such logo be a hypertext link to the URL: http://seal.verisign.com/payment (the “VeriSign Site”) or other web site reasonably designated by VeriSign, and the text “VeriSign has routed, processed and secured your payment information. More information about VeriSign”. The underlined text shall also be a hypertext link to the VeriSign Site or other site designated by VeriSign. Merchant agrees that the VeriSign Logo and the foregoing text will appear at the top of the Acknowledgement Page (but below Merchant’s branding) and users will not be required to scroll left, right, up or down to view the VeriSign Logo or such text. VeriSign hereby grants Merchant the rights to use the relevant VeriSign Logo, name and link to the VeriSign Site as necessary to carry out the obligations of this section 2.2 and in accordance with any trademark usage guidelines provided to Merchant by VeriSign from time to time upon reasonable notice.

3.	Establishing and maintaining a commercial banking relationship with one or more Financial Institutions. The terms of such relationship shall be determined solely by Merchant and the Financial Institution and will not necessarily reflect or incorporate terms that VeriSign may have separately and independently negotiated with Financial Institutions;

4.	Keeping its user name and password confidential. Merchant shall notify VeriSign immediately upon learning of any unauthorized use of its user name or password;

5.	Maintaining commercially reasonable business practices in conjunction with use of the Services and complying with all applicable laws and regulations with respect to its use of the Services.

B.	American Express Direct Processing. Merchant shall be solely responsible for:

1.	Access Via Ecommerce Application. Merchant understands and agrees that if Merchant installs a third party eCommerce application or custom integration on Merchant’s web site through which Merchant accesses the VeriSign Direct Processing services, it is Merchant’s responsibility to comply with or select an eCommerce application that complies with the most current American Express standards and operational requirements. In addition, it is Merchant’s responsibility to keep its systems in good working order and to repair and correct any deficiencies, errors, or defect promptly during the term of this Agreement if notified by VeriSign or American Express that such repair is necessary for the VeriSign Direct Processing services to operate properly and in accordance with American Express requirements. VeriSign will promptly notify Merchant of American Express required changes to Merchant’s system. Merchant understands and agrees that its failure to perform these functions may result in (i) its inability to process such transactions through VeriSign or (it) VeriSign or American Express suspending or terminating Merchant’s right to access the VeriSign Direct Processing services.

2.	Inability to Access Service. Merchant agrees to notify VeriSign immediately of online processing problems, including but not limited to providing VeriSign’s customer service department with notice within forty-eight (48) hours of it using voice authorizations for its transactions that Merchant would otherwise send through VeriSign’s online payment services gateway.

3.	in no event shall VeriSign be liable for transaction processing and other services performed by American Express.

3	VERISIGN’S OBLIGATIONS.

1.	Services. Subject to the terms in this Agreement, VeriSign agrees to (i) provide to Merchant the Services requested and used by Merchant, including without limitation the transmission of Transaction information to financial processors with whom VeriSign has established a relationship, and (ii) provide Merchant with access to standardized reports regarding Merchant’s Transactions processed using the Services and certain reporting tools to assist Merchant in accounting activities. VeriSign hereby grants to Merchant the right to access and use the Services in accordance with the Agreement.

2.	Changes to Services. VeriSign may modify the Services from time to time in VeriSign’s reasonable discretion and upon reasonable electronic or written notice to Merchant, provided that such modifications shall not materially diminish the functionality of the Services.

3.	Secure Transactions. VeriSign has implemented and will maintain security systems for the transmission of Merchant’s Transactions, consisting of encryption and “firewall” technologies that are understood in the industry to provide adequate security for the transmission of such information over the Internet. VeriSign does not guarantee the security of the Services or Transaction data, and VeriSign will not be responsible in the event of any infiltration of its security systems, provided that VeriSign has used commercially reasonable efforts to prevent any such infiltration. Merchant further acknowledges and agrees that VeriSign is not responsible for the security of Transaction data or information or any other information stored on Merchant’s servers or any other party’s servers (other than subcontractors of VeriSign solely to the extent VeriSign is liable for its own actions hereunder).

4.	Technical Support for Services. VeriSign shall provide the technical and customer support set forth in Exhibit B attached hereto and incorporated herein.

4

PRIVACY. In addition to the terms and conditions regarding privacy above, Merchant acknowledges and agrees that in the course of providing the Services, VeriSign will capture certain transaction and user information (collectively, the “Data’”). Merchant agrees to provide to VeriSign, and VeriSign shall capture, only the Data that is required by the Payment Software and is necessary for VeriSign to provide the Payment Services. VeriSign shall not disclose Data to third parties or use the Data, except that VeriSign shall have the rights (i) to use the Data as necessary to perform the Services contemplated in this Agreement (including distributing the Data to third parties providing services requested by Merchant); (ii) to maintain the Data as long as necessary or as required by law and used internally for record keeping, internal reporting and support purposes; and (iii) to provide the Data as required by law or court order, or to defend VeriSign’s rights in a legal dispute.

5	FEES AND PAYMENT TERMS. Merchant shall pay to VeriSign the fees listed in and in accordance with Exhibit A, attached hereto and incorporated herein for the applicable Services.

6	WARRANTY; DISCLAIMER

1.	VeriSign represents and warrants that the Services shall conform in all material respects to the applicable documentation provided by VeriSign to Merchant. Merchant’s sole remedy for VeriSign’s breach of this warranty-shall be VeriSign’s reasonable efforts to repair or replace the Services. EXCEPT AS EXPRESSLY SET FORTH ABOVE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, VERISIGN MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICES OR SOFTWARE, AND ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE HEREBY EXPRESSLY DISCLAIMED BY VERISIGN. MERCHANT ACKNOWLEDGES THAT VERISIGN HAS NOT REPRESENTED OR WARRANTED THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE OR WITHOUT DELAY OR WITHOUT COMPROMISE OF THE SECURITY SYSTEMS RELATED TO THE SERVICES.

2.	Merchant represents and warrants that it shall comply with all applicable privacy, consumer and other laws and regulations with respect to its (i) provision, use and disclosure of the Data; (ii) dealings with the users providing the Data; and (iii) use of the Services.

7	INDEMNIFICATION. Merchant will indemnify, defend and hold harmless VeriSign, its officers, directors, agents and employees, from and against any and all claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), either arising out of or relating to (i) the breach of any representation or warranty by Merchant, (ii) the sale or use of any product or services sold by Merchant, (iii) claims brought or damages suffered by . any Financial Institution, customer, or prospective customer of Merchant relating to Merchant’s or its agents’ misuse of the Services or (iv) the breach of this Agreement or any representation or warranty by Merchant. VeriSign will indemnify, defend and hold harmless Merchant, its officers, directors, agents and employees, from and against any damages (including reasonable attorney’s fees) arising out of a third party claim that, the Software or Services infringe a United States patent, copyright or trade secret right of a third party. Merchant’s sole remedies for a claim of infringement shall be VeriSign’s replacement of the infringing Software or Services, VeriSign’s obtaining a license for Merchant’s continued use of the Software or Services, or VeriSign’s termination of the affected licenses granted hereunder. The indemnification obligation set forth in this Section 7 are contingent upon (x) the indemnified party giving prompt written notice, to the indemnifying party of a claim for which the indemnified party is seeking indemnification, (y) the indemnified party allowing the indemnifying party to control the defense and related settlement negotiations for any such claim, and (z) the indemnified party fully assisting and cooperating in the defense so long as the indemnifying party pays the indemnified party’s out-of-pocket expenses. The indemnifying party shall not settle a claim without the written consent of the indemnified party, such consent not to be unreasonably withheld.

8	LIMITATIONS ON LIABILITY. Merchant acknowledges that VeriSign is not a financial or credit reporting institution. VeriSign is responsible only for providing data transmission to effect certain payment authorizations for Merchant and is not responsible for the results of any credit inquiry, the operation of web sites of ISPs or Financial Institutions or the availability or performance of the Internet, or for any damages or costs Merchant suffers or incurs as a result of any instructions given, actions taken or omissions made by Merchant, Merchant’s financial processor(s), Merchant’s Financial Institution or any ISP. IN NO EVENT WILL VERSION’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES PAID TO VERISIGN BY HEREUNDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO THE CLAIM FOR DAMAGES. IN NO EVENT WILL VERISIGN OR ITS LICENSORS HAVE ANY LIABILITY TO MERCHANT OR ANY OTHER PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT VERISIGN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. Notwithstanding the above, the limitations set forth above shall be enforceable to the maximum extent allowed by applicable law.

9	TERM AND TERMINATION

1.	Term. This Agreement will commence on the Effective Date and will continue for a period of one (1) year, unless terminated earlier or suspended according to the provisions of this Agreement.

2.	Termination. Notwithstanding Section 9.1, Merchant may terminate this Agreement upon ten (10) days prior written notice to VeriSign for any reason or no reason. VeriSign may suspend the performance of the Services (i) following thirty (30) days prior written notice (including an overdue invoice) if Merchant breaches the terms of the Agreement (if such breach is not cured within such 30 day period); and (ii) on (1) day written notice if it reasonably believes Merchant is sending data that corrupts Verisign’s computer systems or Merchant’s financial processor or Financial Institution with which Merchant has a merchant account requires such termination. Additionally, VeriSign may immediately suspend the Services to Merchant, without prior notice, until VeriSign has received the fees due.

3.	Effect of Termination. Upon the expiration or termination of this Agreement for any reason, Merchant’s rights to use the Services, and any other rights granted hereunder shall immediately cease; and each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement will not relieve VeriSign or Merchant from any liability arising prior to the termination of this Agreement. Notwithstanding the foregoing, the provisions of Sections 4, 7-10, warranty disclaimers, and Merchant’s obligations to pay accrued fees through the effective date of termination will survive any termination of this Agreement.

10.	MISCELLANEOUS TERMS

a)	Force Majeure (Events Beyond the Parties’ Control). Neither party will be liable for any failure or delay in performing any obligation under this Agreement that is due to causes beyond its reasonable control.

b)	Entire Agreement and Modification. The terms in this Agreement constitute the entire agreement between VeriSign and Merchant regarding its subject matter and its terms supercede any (i) prior or simultaneous agreement or terms, whether written or oral or (ii) subsequent online click through agreements pertaining to the same Services hereto that Merchant agreed upon to accomplish the purpose of this Agreement. Except as otherwise provided for herein, any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties herein. Merchant acknowledges and agrees that in the event a purchase order (“PO”) contains additional terms, provisions or language (“PO Terms”), those PO Terms shall be null and void and fail and the terms of the Agreement shall prevail.

c)	Severability. In the event that any provision of this Agreement is unenforceable or invalid such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

d)	No Assignment. Merchant may not assign this Agreement without the prior written consent of VeriSign.

e)	Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its conflicts of laws principles. The parties acknowledge and agree that this Agreement is made and performed in Mountain View, California.

f)	Export Restrictions. Merchant acknowledges and agrees that it shall not import, export, or re-export directly or indirectly, any commodity, including Merchant’s products incorporating or using any VeriSign products in violation of the laws and regulations of any applicable jurisdiction.

g)	Notice. Except as otherwise provided for in the Agreement, any notice, demand, or request with respect to this Agreement shall be in writing and shall be effective on the date received only if it is sent by a courier service that confirms delivery in writing, or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed, if to VeriSign, then to Attention: Legal Department at the VeriSign, Inc. corporate headquarters at 487 East Middlefield Road, Mountain View, California 94043, and if to Merchant, then to the address provided on the Registration Pages.

[Signature Box Follows On Next Page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Effective Date.

VeriSign, Inc. Legal Department 487 E. Middlifield Road. M/S MV2-2-1 Mountain View, California 94043	Merchant’s State of Incorporation or Country of Registration:

	Merchant’s Principal Place of Business	And Billing Address if Different

	Street:	Street:

	Suite #:	Suite #:

	City, State, Zip:	City, State, Zip:

	Country:	Country:

	Phone:	Phone:

	Fax:	Fax:

	Email:	Email:

By:	Sign-Here è By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit A

VeriSign Payment Services Pricing Per Account – (Branding required)

1.	Table 1 to known hereafter as the “Pricing Schedule”:

[*]

2.	Payment Terms.

a	Set Up Fees.

1	Prepayment. Merchant shall submit a Purchase Order (“PO”) or pay the Set Up Fees set forth in the above Pricing Schedule Column 4 for the corresponding Number of Accounts in Column 3 to VeriSign, Inc. or its designated agent or representative no later than five (5) business days following the Effective Date, and in any case, prior to accessing the Payment Services.

2	Termination for Non-Payment Set Up Fees. In the event that Merchant fails to submit PO within the five (5) day period or if Merchant fails to submit the Set Up Fees listed in the invoice in accordance with this the following Section D VeriSign may immediately suspend or terminate the Services to the Merchants, without prior notice or additional cure period, until VeriSign has received the Set Up Fees due.

b.	Monthly Service Fee.

1	Payment. In addition to the payment of the Set Up Fee, Merchant agrees in accordance with this Section’s (d) to pay VeriSign a non-refundable monthly fee to be determined as set forth in the following Section 2.

2	Minimum Amount Due Per Month. The total monthly fees due to VeriSign each month will the greater of the appropriate “Monthly Service Fee” in column five (5) or a sum equal to the number of Transaction multiplied by the Transaction Fee that is appropriate for the Volume processed that month.

c.	Additional Accounts. Merchant may purchase additional Accounts for [*] per Account by submitting a PO to VeriSign incorporating and making reference to this Agreement, in turn VeriSign shall bill Merchant in accordance with the proceeding Section D.

d.	Invoices Net 30. VeriSign shall invoice Merchant (i) on a monthly basis for the applicable Monthly Fees, (ii) upon Merchant submitting a PO or (iii) for fees for additional services provided to Merchant by VeriSign. Merchant agrees to pay such invoices within thirty (30) days after the date of the applicable invoice.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

e.	Mercham acknowledges and agrees that in the event a PO contains additional terms, provisions or language (“PO Terms”), those PO Terms shall be null and void and fail and the terms of the Agreement shall prevail.

1.	Taxes. All taxes, duties, fees and other governmental charges of any kind (including sales, services and use taxes, but excluding taxes based on the gross revenues or net income of VeriSign) which are imposed by or under the authority of any government or any political subdivision thereof on the fees for any of the Payment Services or Payment Software shall be borne by Merchant and shall not be considered a part of, a deduction from or an offset against such fees.

2.	Late Fee. If Merchant does not pay an invoice(s) when due, VeriSign may charge a late payment fee on the unpaid amounts equal to the lesser of: (i) [*] per annum, or (ii) the maximum legal rate.

3.	ACH pricing:

[*]

Merchant Request ACH Service By initialing Here                             .

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit B

PayflowSM Premium Support

1.	Telephone, Email and Web-Based Support: VeriSign agrees to provide its Premium Support Merchants web-based support, email support, and telephone support (via a toll-free telephone number) 24 hours per day, seven days per week. Premium Support Merchants will receive priority over Merchants without Premium Support in the Merchant support telephone queue. VeriSign shall provide premium support Merchants with a Premium Support ID Number that Premium Support Merchants shall use in order to obtain the premium support. VeriSign will make commercially reasonable efforts to answer calls within its goal of 2 minutes

2.	Initial Status Update and Incident Escalation: VeriSign will use commercially reasonable efforts to respond to all support calls as quickly as possible, and to provide an initial status update according to the following severity levels, established by VeriSign and communicated to the merchant during the initial call, for each incident that is not resolved during the initial call:

a.	“Severity 1” shall be a critical function, such as credit card authorizations or sales, that cannot be performed in the production “live” environment, and that is significantly affecting the merchant’s ability to accept transactions from multiple customers. Severity 1 shall also apply when evidence suggests a merchant’s account has been or is likely to be accessed by an unauthorized party.

b.	“Severity 2” shall be an important, but not critical, function that cannot be performed in the production “live” environment. This would include delivery of the daily processing reports through VeriSign’s Manager service, or performing settlement through the processor.

c.	“Severity 3” shall be a non-critical function that does not meet criteria for Severity 1 or 2.

“Severity 1” Notified within 60 minutes or as agreed.

“Severity 2” Notified within 24 business hours or as agreed.

“Severity 3” Notified within 4 business days or as agreed.

3.	Resolution: VeriSign shall use commercially reasonable efforts to resolve the reported incidents, including Payment Services interruptions within the control of VeriSign, as quickly as possible.

4.	Reports: At no additional cost, VeriSign will make reports of and information regarding transaction activity within certain parameters available for access by VeriSign Merchants via a specially designated web site (“Manager”). VeriSign will restrict access to Manager through the use of an authentication mechanism.

5.	Scheduled Service Maintenance: VeriSign plans several scheduled maintenance windows each year, usually early Sunday mornings (e.g., 12 a.m. - 4 a.m. Pacific Time) in order to maintain and increase the availability and performance of Payment Services. Upcoming maintenance windows are available by clicking on Maintenance Schedule. VeriSign shall in addition make commercially reasonable efforts to provide Merchant with at least forty-eight (48) hours prior notice via email to Merchant’s Primary Contact at the email address provided by Merchant to VeriSign.

6.	Unscheduled Service Outage Notification: In the event of unscheduled VeriSign Outages, VeriSign will notify Merchant, via email to the email address for the Primary Contact set forth below. VeriSign will make commercially reasonable efforts to provide this notification within its goal of 30 minutes. Such notice shall include an estimated time of Services restoration, if VeriSign can reasonably make such determination. Once the VeriSign Outage is resolved and Services are restored, VeriSign will provide a follow-up notice via email to Merchant as soon as reasonably possible but in no event longer than twenty-four (24) hours explaining the reason for the outage, the duration of the outage, and the corrective action taken by VeriSign. if appropriate.

7.	Primary Merchant Contact: In order to obtain the support set forth above, the Merchant shall designate and provide to VeriSign, a representative (“Primary Contact”), along with a contact phone number and email address, who shall act as the Merchant’s support liaison. The Primary Contact is the contact provided most recently as a Primary Contact in Registration, VeriSign Manager, or to VeriSign Business Services. If the Primary Contact is not available, the Merchant may designate alternate representatives until such time as the Primary Contact is again available provided it notifies VeriSign Business Services of the names, phone numbers, and email addresses of the alternate Primary Contacts.